EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-184346) on Form S-1 of Pacific Energy Development Corporation and its subsidiary (the “Company”) of our report dated March 27, 2012, except for Note 2 as to which the date is December 12, 2012, relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 27, 2012, except for Note 2 as to which the date is December 12, 2012, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern and includes an explanatory paragraph relating to a restatement to adjust the Company’s accounting related to the issuance of a fully-vested non-forfeitable stock award.

We also consent to the reference to our firm under the captions "Experts" in the Prospectus.

/s/ SingerLewak LLP
SingerLewak LLP

San Francisco, California
December 12, 2012